EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
07/15/05	Investors: Mary Kay Shaw, 630-623-7559 Media: Anna Rozenich, 630-623-7316

McDONALD'S ANNOUNCES SECOND QUARTER COMPARABLE SALES
AND PRELIMINARY EARNINGS PER SHARE

  Global comparable sales rose 3.8% in June, 2.8% for the second quarter and 3.7% year-to-date
  U.S. comparable sales rose 5.4% in June, 4.8% for the quarter and 5.0% year-to-date
  Second quarter 2005 earnings per share is expected to be about $0.42, which includes $0.09 per share of incremental tax expense resulting from the decision to repatriate approximately $3.2 billion under the Homeland Investment Act, and a $0.02 per share expense related to share-based compensation
OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 6.2% in June, 6.3% in the second quarter and 7.1% year-to-date. In constant currencies, these increases were 4.9%, 3.9% and 4.8%, respectively.
McDonald's Chief Executive Officer Jim Skinner commented, "Our aligned focus on further strengthening our worldwide business has produced another quarter of solid sales growth.
“In the U.S., we continue to deliver strong sales results on top of last year’s outstanding performance. Customers continue to positively respond to new products such as the Fruit & Walnut Salad, core menu favorites and extended hours; all combining to keep our momentum going. With more restaurants open longer hours this summer and new Premium Chicken Sandwiches set to launch in August, I’m confident our U.S. business will continue to deliver good results.
"In Europe, we’re building customer visits through greater menu variety and compelling value propositions, both of which contributed to positive comparable sales of

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1.3% in June. Positive performance in France and Germany was partly offset by continued weakness in the United Kingdom. We’re intensifying our focus on improving the restaurant experience through initiatives designed to deliver better service, enhanced food taste, and greater menu variety, choice and value. I am confident that our efforts under the leadership of new European President, Denis Hennequin, will maximize our business momentum across Europe.
    "In Asia/Pacific, Middle East and Africa, comparable sales were up 2.9% in June, primarily driven by Australia’s sustained strong performance."

Percent Inc/ (Dec)	Comparable Sales		Systemwide Sales
Month ended June 30,	2005	2004	As Reported	Constant Currency
McDonald’s Restaurants*	3.8	5.6	6.2	4.9
Major Segments:
U.S.	5.4	6.6	6.1	6.1
Europe	1.3	3.6	3.0	2.7
APMEA**	2.9	6.8	7.8	4.4

Quarter ended June 30,
McDonald’s Restaurants*	2.8	7.8	6.3	3.9
Major Segments:
U.S.	4.8	9.2	5.5	5.5
Europe	(0.3)	4.4	5.5	1.2
APMEA**	1.2	9.3	6.2	2.7

Year-To-Date June 30,
McDonald’s Restaurants*	3.7	8.5	7.1	4.8
Major Segments:
U.S.	5.0	11.5	5.7	5.7
Europe	1.3	4.0	7.5	2.8
APMEA**	3.4	7.2	7.9	4.8
* Excludes non-McDonald’s brands
** Asia/Pacific, Middle East and Africa

The Company also announced its decision to take advantage of the one-time opportunity provided under the Homeland Investment Act to reduce future taxes by repatriating in 2005 approximately $3.2 billion of historical earnings from our international business. Accordingly, preliminary second quarter 2005 earnings per share of about $0.42 includes $0.09 per share (or about $112 million) of incremental tax expense related to this decision. The second quarter effective tax rate is expected to be about 43%, with the incremental taxes associated with repatriation representing about 12 points of this tax rate. The full year tax rate is expected to be about 30% to 31%.

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Second quarter 2005 earnings per share also includes a pretax expense of $0.02 per share related to share-based compensation. As disclosed in the footnotes to the Company's 2004 financial statements, second quarter 2004 pro forma earnings per share of $0.44 included $0.03 of share-based compensation expense.

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald's plans to release second quarter earnings before the market opens on
July 21, and will host an investor webcast at 9:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald's tentatively plans to release July sales on August 8, 2005.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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